                                                                      EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)


                                                                                                               PRO FORMA
                                                        SPI (PREDECESSOR)(1)                                    NEW ICN
                                --------------------------------------------------------------------    -----------------------
                                                                                      SIX MONTHS                         SIX
                                FISCAL YEAR ENDED            YEAR ENDED                  ENDED              YEAR        MONTHS
                                  NOVEMBER 30,              DECEMBER 31,               JUNE 30,            ENDED        ENDED
                                -----------------    ---------------------------   -----------------    DECEMBER 31,   JUNE 30,
                                 1989      1990       1991      1992      1993      1993      1994          1993         1994
                                -------   -------    -------   -------   -------   -------   -------    ------------   --------
Earnings:
  Income (loss) before income
    taxes and minority
    interest..................  $16,207   $22,862    $52,843   $53,206   $27,067   $ 8,249   $18,896      $ (1,637)    $  2,621
  Add: Fixed charges..........    1,150     1,350      8,965    13,065    23,750    10,098     3,046        39,933       10,025
                                -------   -------    -------   -------   -------   -------   -------    ------------   --------
                                $17,357   $24,212    $61,808   $66,271   $50,817   $18,347   $21,942      $ 38,296     $ 12,846
                                ========  ========   ========  ========  ========  ========  ========   ============   ========
Fixed charges:
  Interest cost...............  $ 1,150   $ 1,350    $ 8,965   $13,065   $23,750   $10,098   $ 3,046      $ 38,985     $  9,946
  Interest portion of rent
    expense...................       --        --         --        --        --        --        --           948           79
                                -------   -------    -------   -------   -------   -------   -------    ------------   --------
                                $ 1,150   $ 1,350    $ 8,965   $13,065   $23,750   $10,098   $ 3,046      $ 39,933     $ 10,025
                                ========  ========   ========  ========  ========  ========  ========   ============   ========
Ratio of earnings to fixed
  charges.....................    15.09     17.93       6.89      5.07      2.14      1.82      7.20            --         1.28
                                ========  ========   ========  ========  ========  ========  ========   ============   ========
Deficiency in earnings
  available to cover fixed
  charges.....................                                                                            $  1,637
                                                                                                        ============


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(1) All facilities and substantially all equipment and other assets are owned by
    SPI. Accordingly, there is no interest portion of rent expense.